Exhibit 99.1

INDEPENDENCE HOLDING COMPANY	CONTACT: Loan Nisser
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

INTENTION TO COMMENCE TENDER OFFER

TO REPURCHASE UP TO 1,000,000 SHARES OF ITS COMMON STOCK

Stamford, Connecticut, April 17, 2020. Independence Holding Company (NYSE:IHC) announced today that it intends to commence a tender offer by the end of this month to purchase up to 1,000,000 shares of its common stock at a price per share of $27.00. The number of shares currently proposed to be purchased in the tender offer represents approximately 6.8% of IHC’s currently outstanding shares of common stock and involves an aggregate purchase price of up to $27 million.

The Board of Directors of IHC has determined to commence the tender offer in order to provide liquidity to its stockholders by permitting them the opportunity to tender shares of IHC common stock for cash in accordance with the terms of the offer to purchase that will be filed with the Securities and Exchange Commission.

None of IHC, its Board of Directors or the information agent or the depositary for the tender offer will make any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must make their own decision as to how many shares they will tender, if any.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF INDEPENDENCE HOLDING COMPANY COMMON STOCK. THE TENDER OFFER FOR SHARES OF INDEPENDENCE HOLDING COMPANY COMMON STOCK DESCRIBED IN THIS PRESS RELEASE HAS NOT YET COMMENCED. THE TENDER OFFER WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT IHC INTENDS TO DISTRIBUTE TO ITS STOCKHOLDERS AND FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS WILL BE ABLE TO OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT IHC INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING THE INFORMATION AGENT (TO BE IDENTIFIED AT THE TIME THE OFFER IS MADE) FOR THE TENDER OFFER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About The IHC Group

Independence Holding Company (NYSE: IHC), formed in 1980, is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through its subsidiaries (Independence Holding Company and its subsidiaries collectively referred to as “The IHC Group”). The IHC Group consists of three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company). We also own the following agencies: (i) PetPartners Inc., our pet insurance administrator; (ii) IHC Specialty Benefits, Inc., a technology-driven full-service marketing and distribution company that focuses on small employer and individual consumer products through its call center, career agents, and Independence Brokerage Group; and (iii) The INSX Cloud Platform through My1HR, our wholly owned Web Based Entity. IHC also owns the following domains: www.healthedeals.com; www.healthinsurance.org; www.medicareresources.org; www.petplace.com; and mypetinsurance.com.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance. These forward-looking statements may include statements regarding IHC's proposed tender offer, including the maximum number of shares of common stock IHC will offer to purchase in the tender offer and the expected timing of the commencement of the tender offer. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission. IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.